                                                                    EXHIBIT 99.1


1.       FOR IMMEDIATE RELEASE

       HMP ANNOUNCES A MAJOR RECAPITALIZATION THAT REDUCES ITS DEBT AND A
                             NEW STRATEGIC ALLIANCE

ATLANTA, GA, March 19, 2002 -- Horizon Medical Products, Inc. (Amex: HMP) announced today that, it has completed an arrangement with ComVest Venture Partners, LP, LaSalle Business Credit, Inc. and Medtronic, Inc. (NYSE: MDT) to implement a major recapitalization of the Company that will extinguish all of HMP's senior debt held by Bank of America (B of A). Commonwealth Associates, an affiliate of ComVest, acted as advisor to HMP in the restructuring and recapitalization.

Marshall B. Hunt, in conjunction with Commonwealth Associates, led the recapitalization effort for the Company. Mr. Hunt, who will reassume the position of Chairman of the Board and Chief Executive Officer, commented that the capital restructuring will provide an approximate $14.8 million gain for the Company in 2002, and substantially reduce the Company's debt service going forward. "In addition, this new debt structure will give us much more latitude to set our own business course than we had under the forbearance agreement with B of A," Mr. Hunt said. "Even more significant is our new relationship with Medtronic, one of the world's premier medical technology companies." HMP and Medtronic, which has invested $4 million into the Company, have entered into a two year co-promote alliance to market Medtronic's IsoMed(R) and SyncroMed(R) drug infusion systems to the oncology market. HMP has one of the largest sales forces in the United States focused on the oncology market, which is a key target for IsoMed and SyncroMed sales.

In addition to Mr. Hunt's re-appointment as Board Chairman and Chief Executive Officer, the Company is adding three new members to its Board of Directors and has formed an executive committee to the Board. The new Board members include Robert Tucker, former chairman and chief executive officer of Scherer Healthcare, Inc., H. Ross Arnold, III, founder of Quest Capital Corp, and Lee Provow of Commonwealth Associates; the Executive Committee consists of Lee Provow, Robert Tucker and Marshall Hunt.

To facilitate the recapitalization, ComVest has purchased HMP's $40.3 million senior note payable to B of A for approximately $22 million in cash, leaving $2 million in subordinated debt held by B of A. Commonwealth has negotiated a reduction in HMP's indebtedness to B of A by approximately $16 million. In return, HMP has entered into a Note Purchase Agreement with several investors led by Comvest and Medtronic, under which the Company has issued senior subordinated convertible notes in an aggregate principal amount of $11 million to ComVest and other investors introduced by Commonwealth and in an aggregate principal amount of $4 million to Medtronic. In addition, ComVest provided a bridge loan to the company to cover certain costs of the transaction. A portion of the notes ($270,000) may be converted into up to 27 million shares of HMP common stock, subject to a downward adjustment upon a repayment of a portion or all of the notes. Following the conclusion of this transaction, the Company will have approximately 50 million shares of common stock outstanding on a fully diluted basis. The remaining balance of the transaction will be funded by senior debt covered in a new credit and term loan facility of up to $22 million that HMP has negotiated with LaSalle. HMP will seek shareholder approval for the recapitalization transaction and to increase the number of authorized shares of common stock from 50 million to 100 million shares.

                  (a) YEAR-END AND FOURTH QUARTER 2001 RESULTS

HMP announced that for the year ended December 31, 2001, EBITDA increased to $2.7 million from an EBITDA loss of $11.9 million in 2000. Revenue for 2001 was $59.1 million compared to $63.3 million for the prior year. The Company's net loss for 2001 decreased to $5.1 million or ($0.38) per share from $19.8 million or ($1.48) per share in 2000. For 2001, gross profit increased to 34.4 percent compared to 26.2 percent in 2000. SG&A expenses were up slightly for 2001 over 2000.

For the fourth quarter ended December 31, 2001, EBITDA increased to $296,595 from an EBITDA loss of $17 million in fourth quarter 2000. Revenue for fourth quarter 2001 was $13.6 million compared to $13.8 million for the prior period. The Company's net loss for fourth quarter 2001 decreased to $1.5 million or ($0.11) per share from $18.5 million or ($1.39) per share in fourth quarter 2000.

PLEASE REFER TO THE ATTACHED TABLES FOR GREATER DETAIL.

ABOUT HORIZON: Horizon Medical Products, Inc., headquartered in Atlanta, is a specialty medical device company focused on manufacturing and marketing vascular access products. The Company's oncology product lines include implantable ports, some of which feature VTX(TM) technology; tunneled central venous catheters; and stem-cell transplant catheters used primarily in cancer treatment protocols. VTXTM Technology refers to the swirling blood flow produced by a uniquely rounded reservoir design and tangential outlet that substantially eliminates thrombosis, or the buildup of sludge from blood and drug byproducts, in the port reservoir and reduces certain complications that require additional surgery. The Company also markets a complete line of acute and chronic dialysis catheters.

ABOUT COMMONWEALTH: Commonwealth Associates is an Investment and Merchant Bank, established in 1988, dedicated to creating long-term value for its corporate clients and investors. Through its affiliated fund, ComVest Venture Partners, L.P., Commonwealth contributes its own capital and its partners' capital to each transaction, typically acting as the lead investor in each investment that it sponsors.

SAFE HARBOR: Certain statements and information included herein may constitute "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations and may be significantly impacted by certain risks and uncertainties described herein and various documents filed by the Company with the US Securities and Exchange Commission, including but not limited to the Company's Prospectus on Form S-1 and the Company's Annual Report on Form 10-K for the year ended December 31, 2000. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

                                       ###

CONTACT:          Julie F. Lancaster                Victor P. Thompson
                  VP - Finance                      EPOCH Financial Group, Inc.
                  Horizon Medical Products, Inc.    (888) 917-5109
                  (404) 264-2600
                  1.2.Tables attached

                         HORIZON MEDICAL PRODUCTS, INC.

                                                             Three Months Ended                      Year Ended
                                                                December 31,                        December 31,
                                                       ------------------------------      ------------------------------
                                                           2001              2000              2001              2000
                                                       ------------      ------------      ------------      ------------
                                                        (Unaudited)       (Unaudited)       (Unaudited)       (Unaudited)
RESULTS OF OPERATIONS

Net sales                                              $ 13,605,324      $ 13,756,230      $ 59,066,789      $ 63,335,239
Cost of goods sold                                        8,831,554        13,824,793        38,746,487        46,722,112
                                                       ------------      ------------      ------------      ------------
Gross profit                                              4,773,770           (68,563)       20,320,302        16,613,127

Selling, general and administrative expenses              5,240,804         5,678,298        20,913,597        20,093,406
Impairment Charge                                                --        12,086,334                --        12,086,334
                                                       ------------      ------------      ------------      ------------

               Operating loss                              (467,034)      (17,833,195)         (593,295)      (15,566,613)
                                                       ------------      ------------      ------------      ------------

Other income (expense)
               Interest expense                          (1,049,764)       (1,332,252)       (4,597,395)       (5,296,852)
               Other income (expense)                        (1,223)           13,178            67,775            31,703
                                                       ------------      ------------      ------------      ------------
                                                         (1,050,987)       (1,319,074)       (4,529,620)       (5,265,149)
                                                       ------------      ------------      ------------      ------------
               Loss before income taxes                  (1,518,021)      (19,152,269)       (5,122,915)      (20,831,762)

Income tax benefit                                               --           625,944                --         1,071,184
                                                       ------------      ------------      ------------      ------------
               Net loss                                $ (1,518,021)     $(18,526,325)     $ (5,122,915)     $(19,760,578)
                                                       ============      ============      ============      ============

Net loss per share - basic and diluted                 $      (0.11)     $      (1.39)     $      (0.38)     $      (1.48)
                                                       ============      ============      ============      ============
Weighted average common shares outstanding -
basic
                                                         13,366,278        13,366,278        13,366,278        13,366,278
                                                       ============      ============      ============      ============
Weighted average common shares outstanding -
diluted
                                                         13,366,278        13,366,278        13,366,278        13,366,278
                                                       ============      ============      ============      ============

                                                          December 31,      December 31,
                                                             2001               2000
                                                          ------------      ------------
FINANCIAL CONDITION
Cash and cash equivalents                                 $ 2,772,888        $   537,954
Total current assets                                      $30,231,958        $38,922,050
Total assets                                              $71,347,540        $86,727,417
Total current liabilities                                 $52,894,414        $23,663,049
Current portion of long-term debt                         $41,888,640        $11,430,228
Long-term debt, net of current portion                    $    51,222        $40,597,750
Shareholders' equity                                      $18,282,143        $22,332,060